Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in Amendment No. 1 of the Form S-1 Registration Statement of New Media Investment Group Inc. of our reports dated December 10, 2014 and April 14, 2014 (except as it relates to goodwill disclosed in Note 2, as to which the date is October 27, 2014), relating to the Halifax Media Group, LLC and Subsidiaries consolidated financial statements as of and for the nine months ended September 30, 2014 and as of and for the years ended December 31, 2013 and 2012, respectively, and to the reference to our firm under the heading “Experts”.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Tysons Corner, Virginia

January 5, 2015